Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information Contact: Charles N. Funk President & CEO MidWestOne Financial Group, Inc. 319.356.5800 cfunk@midwestone.com

POTHOVEN APPOINTED TO BOARD OF MIDWESTONE

IOWA CITY, IOWA (January 23, 2009) – MidWestOne Financial Group, Inc., the parent company of MidWestOne Bank, today announced that John Pothoven, its retired former Chief Operating Officer and the former long-time President of MidWestOne Bank, was appointed to its Board of Directors at the Board’s January 22, 2009, meeting. Mr. Pothoven is filling the vacancy on the Company’s Board of Directors that was created by the retirement of David A. Meinert at the end of 2008. His appointment is effective immediately, and his term will run until the 2010 annual meeting of the Company’s shareholders.

“We are delighted to welcome John to the MidWestOne Financial Group Board of Directors,” said Charles Funk, President and Chief Executive Officer of MidWestOne Financial Group and MidWestOne Bank. “John is well known and regarded throughout the State of Iowa and was regarded as the consummate community banker prior to his retirement. We will rely heavily on his counsel and expertise.”

Mr. Pothoven, 66, served as President of the former MidWestOne Bank, Oskaloosa, Iowa, prior to its merger in 2008 with Iowa State Bank & Trust Company, Iowa City, Iowa, which created the current $1.5 billion asset MidWestOne Bank. He had served in that capacity since 1984. Mr. Pothoven originally joined the former MidWestOne Bank in 1976.

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Additional Information About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which has a total of 28 banking offices in Iowa and provides electronic delivery of financial services through its website, www.midwestone.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol MOFG.